Exhibit 1.2

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2024-2) NOTES

TERMS AGREEMENT

Dated: January 24, 2024

To: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”)

Re: Underwriting Agreement dated January 24, 2024 (the “Underwriting Agreement”)

Series Designation: CHASEseries

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Class A(2024-2) Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$1,100,000,000	4.63% per annum	99.99971%

Interest Payment Dates: The 15th of each calendar month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing February 15, 2024.

Indenture: The Fourth Amended and Restated Indenture, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and acknowledged and accepted by the Bank, as Servicer and Administrator.

Indenture Supplement: The Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2024-2) Terms Document to be dated as of January 31, 2024, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016, as amended, among Chase Card Funding LLC, as Transferor, the Bank, as Servicer, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Receivables Purchase Agreement: The Receivables Purchase Agreement, dated as of January 20, 2016, between Chase Card Funding LLC and the Bank.

Purchase Price: The purchase price payable by the Underwriters for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Class A(2024-2) Notes: 99.69971%

Registration Nos.: 333-272941-01 (Chase Card Funding) and 333-272941 (Chase Issuance Trust)

Preliminary Prospectus: Prospectus, subject to completion, dated January 19, 2024.

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriters’ discounts and commissions, the selling concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Class A(2024-2) Notes, shall be as follows:

Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.30000%	0.18000%	0.09000%

Underwriters’ Information: The information furnished by the Underwriters through the Representative for purposes of subsection 9(a) of the Underwriting Agreement consists of the chart and the second, third and eleventh paragraphs under the heading “Underwriting” in the Prospectus.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Bank, the Depositor and the Issuing Entity hereby agree that the Closing Date shall be January 31, 2024 at 9:00 a.m., New York Time.

Time of Sale: 12:33 p.m. (New York Time) on January 24, 2024.

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001.

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Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to subsection 15(c) of the Underwriting Agreement, each Underwriter agrees to provide the Issuing Entity, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

Payment for the Notes:

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite their names on Schedule I hereto.

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J.P. MORGAN SECURITIES LLC As Representative of the Underwriters named in Schedule I hereto

By:	/s/ Alexander Wiener
Name: Alexander Wiener
Title: Executive Director

Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Maria Laura Sarcone
Name: Maria Laura Sarcone
Title: Managing Director

CHASE CARD FUNDING LLC

By:	/s/ Brent Barton
Name: Brent Barton
Title: Chief Executive Officer

CHASE ISSUANCE TRUST

By: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Administrator

By:	/s/ Maria Laura Sarcone
Name: Maria Laura Sarcone
Title: Managing Director

Chase Issuance Trust

CHASEseries Class A(2024-2) Terms Agreement

SCHEDULE I

UNDERWRITERS

$1,100,000,000 Principal Amount of CHASEseries Class A(2024-2) Notes

Principal Amount
J.P. Morgan Securities LLC	$1,017,500,000
Academy Securities, Inc.	$16,500,000
Barclays Capital, Inc.	$16,500,000
Mischler Financial Group, Inc.	$16,500,000
R. Seelaus & Co., LLC	$16,500,000
RBC Capital Markets, LLC	$16,500,000
Total	$1,100,000,000

Annex I

TIME OF SALE INFORMATION

•	Preliminary Prospectus, dated as of January 19, 2024.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

•	Ratings FWP, dated January 24, 2024.

•	Pricing FWP, dated January 24, 2024.